DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street Suite 2900 Atlanta, Georgia 30309-3449 www.dlapiper.com Tanya L. Boyle tanya.boyle@us.dlapiper.com T 404.736.7863 F 404.682.7863

August 26, 2026

Third Lake Partners Alternative Yield Strategy Fund

1600 East 8th Avenue

Suite A132-A

Tampa, FL 33605

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Third Lake Partners Alternative Yield Strategy Fund’s Registration Statement (Securities Act File No. 333-295591 and 811-24178 (the “Registration Statement”)). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)